EMPIRE BANC CORPORATION
DIRECTORS' DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
FEBRUARY 20, 1997

  1. Establishment. Empire Banc Corporation (the Company), hereby amends, restates and combines the Empire Banc Corporation Directors' Deferred Compensation and Stock Investment Plan (the "Stock Plan") and the Empire Banc Corporation Directors' Fee Deferral Plan (the "Cash Plan") for Eligible Directors of the Company. The amended, restated and combined plans shall be collectively referred to as the Empire Banc Corporation Directors' Deferred Compensation Plan (the "Combined Plan" or the "Plan").

  2. Effective Date. The Stock Plan and the Cash Plan became effective May 1, 1995. The Combined Plan shall become effective May 1, 1997.

  3. Purpose. The purpose of the Stock Plan was to provide Eligible Directors with a means of expressing their commitment to the Company and an additional incentive to perform their duties in a manner that maximizes shareholder value by relating the rate of return on their deferred retainer fees to the stock market performance of the Company's stock. The purpose of the Cash Plan was to provide Eligible Directors with the opportunity to defer the payment of income taxes on meeting fees and to establish a rate of return on such deferrals that provides additional incentives to Eligible Directors to perform their duties in a manner that enhances the Company's financial performance. The Combined Plan will continue to serve both purposes, while increasing incentives for Eligible Directors to perform their duties in a manner that maximizes shareholder value by adding the ability to relate the rate of return on deferred meeting fees to the stock market performance of the Company's stock.

  4.  Definitions

  Administrative Committee. The term "Administrative Committee" shall mean the directors described in Paragraph 9 of the Plan.

  Bank.  The term "Bank" shall mean Empire National Bank.

  Cash Reserve Account. The term "Cash Reserve Account" shall have the meaning given in Paragraph 7 of the Plan.

  Company. The term "Company" shall mean Empire Banc Corporation, and its successors and assigns.

  Compensation Committee. The term "Compensation Committee" shall mean the Compensation Committee of the Company's Board of Directors.

  Conversion Agreement. The term "Conversion Agreement" shall mean the agreement executed by an Eligible Director and delivered to the Company hereunder indicating the intention to convert the balance of his or her Cash Reserve Account into his or her Stock Reserve Account, the form of which is attached to the Plan as Exhibit B, and is incorporated by reference herein.

  Crediting Rate. For any Plan Year, the term "Crediting Rate" shall mean the Bank's average earning asset rate for the immediately preceding fiscal year, as reported to shareholders in the Company's annual report, as determined by the Administrative Committee.

  Dividend Payment Date. The term "Dividend Payment Date" shall mean the date on which dividends are paid to the Company's shareholders.

  Election Agreement. The term "Election Agreement" shall mean each and every Election Agreement executed by an Eligible Director and delivered to the Company hereunder, the form of which is attached to the Plan as Exhibit A, and is incorporated by reference herein.

  Eligible Director. The term "Eligible Director" shall mean any present or future director of the Company, the Bank or any affiliate of Company that adopts this Plan, who is not an employee of the Company or any affiliate of the Company.

  Market Price. The term "Market Price" shall mean the average of the bid and ask price, on the OTC Bulletin Board, or if the Stock is reported on the NASDAQ/National Market System or any other national securities exchange, the closing price of the Stock on such national securities exchange, on the date of the required calculation or, if there were no Stock transactions on such day, on the next preceding day on which there were Stock transactions.

  Meeting Fees. The term "Meeting Fees" shall mean the per diem fees payable to a Participating Director for attendance at meetings of the board, or any committee of the board, of the Company, the Bank, or any affiliate of the Company that has adopted the Plan during the Plan Year in question. In no event does the term Meeting Fees include any Retainer Fee paid by the Company, the Bank, or any affiliate of the Company.

  Participating Director. The term "Participating Director" shall mean any past or present Eligible Director who has executed and delivered an Election Agreement to the Company.

  Payment Date. The term "Payment Date" shall mean the earliest to occur of the following dates:

              (i) The date of the Participating Director's sixty-fifth birthday; or

              (ii)   The date of the Participating Director's Retirement;
                     or

              (iii)  The Participating Director's death; or

              (iv) The Participating Director's cessation of service as a Director due to total and permanent disability.

  Plan. The term "Plan" shall mean the Empire Banc Corporation Directors' Deferred Compensation Plan, representing a combination of the Empire Banc Corporation Directors' Deferred Compensation and Stock Investment Plan and Empire Banc Corporation Directors' Fee Deferral Plan, as it may be amended from time to time.

  Record Date. The term "Record Date" shall mean the date as of which the shareholders of the Company of record are determined for purposes of paying Stock dividends.

  Plan Year.  The Plan Year shall be May 1 to April 30, of each year.

  Retainer Fee. The term "Retainer Fee" shall mean the retainer fee designated by the Board of Directors payable to a Participating Director for service as a director on the board of the Company, the Bank or any affiliate of the Company that has adopted the Plan during the Plan Year in question.

  Retirement. The term "Retirement" shall mean the voluntary or involuntary resignation of a director, the removal of a director with or without cause or the conclusion of a director's term of office where the director is not reelected by shareholders of the Company to a succeeding term.

  Stock. The term "Stock" shall mean the $5 par value common stock of the Company.

  Stock Reserve Account. The term "Stock Reserve Account" shall have the meaning given in Paragraph 6 of the Plan.

  5.  Directors' Elections

      (a) Retainer Fee Deferral Election. Each Eligible Director shall be given an opportunity by the Company on an annual basis to defer receipt of all (but not less than all) of the Retainer Fee which such Eligible Director has the opportunity to earn during the next succeeding Plan Year through service as an Eligible Director. In order to participate in the Plan for a particular Plan Year, an Eligible Director must elect in writing to participate, and such election must be made at least one month prior to the first day of the applicable Plan Year, unless otherwise specified by the Compensation Committee, except that the election for the first Plan Year under the Combined Plan may be made at any time prior to the first day of its effective date.

  To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement. In addition, the Compensation Committee or the Board of Directors of the Company must have given any approval necessary to ensure that credits to Stock Reserve Accounts will be exempt from the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

      (b) Meeting Fee Deferral Election. Each Eligible Director shall be given an opportunity by the Company on an annual basis to defer receipt of all (but not less than all) of the Meeting Fees, which such Eligible Director has the opportunity to earn during the next succeeding Plan Year through service as an Eligible Director. In order to participate in the Plan for a particular Plan Year, an Eligible Director must elect in writing to participate, and such election must be made prior to the first day of the applicable Plan Year, except that the election for the first Plan Year may be made at any time prior to the first day of the Effective Date.

  To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement. In addition, the Compensation Committee or the Board of Directors of the Company must have given any approval necessary to ensure that credits to Stock Reserve Accounts will be exempt from the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

  6.  Stock Reserve Account

      (a) Establishment of Stock Reserve Account. The Company shall establish and maintain a Stock Reserve Account for each Participating Director. The Stock Reserve Account shall reflect all entries required to be made pursuant to the terms and conditions of the Participating Director's Election Agreements made under the Stock Plan and the Combined Plan or the Participating Director's Conversion Agreement.

      (b) Credits to Stock Reserve Account. The Company shall credit to a Participating Director's Stock Reserve Account a number (to four decimal places) of units that is equal to 110% of the amount of the Participating Directors' Retainer Fee and/or Meeting Fees deferred pursuant to an Election Agreement, divided by the Market Price on the day when such amounts are earned. For the purpose of this Paragraph 6(b), the amounts of a Participating Director's Retainer Fee or Meeting Fees are deemed earned when paid.

The Company shall credit to the Stock Reserve Account on each Dividend Payment Date that number (to four decimal places) of units that is equal to the total number of units in the Participating Director's Reserve Account on the Record Date for such dividend, multiplied by the cash dividend per share of Stock divided by the Market Price on the Dividend Payment Date for such dividend. The number of units credited to a Stock Reserve Account shall be adjusted appropriately by the Company in the event of any change in the Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares and other like capital changes, but no adjustment shall be required by reason of any sales of shares of Stock by the Company at any price, whether below, at or above Market Price, and whether by or pursuant to warrant, option, right, conversion right or privilege or otherwise, and a Participating Director shall have no rights as a holder of Stock unless and until a certificate for shares of Stock is issued by the Company.

  7.  Cash Reserve Account

      (a) Establishment of Cash Reserve Account. The Company shall establish and maintain a Cash Reserve Account for each Participating Director. The Cash Reserve Account shall reflect all entries required to be made pursuant to the terms and conditions of the Participating Director's Election Agreements made under the Cash Plan or the Combined Plan.

      (b) Credits to Cash Reserve Account. The Company shall credit to a Participating Director's Cash Reserve Account the Meeting Fees that would be payable to the Participating Director, had the Participating Director not elected to participate in the Plan. The amounts that are credited to a Participating Director's Cash Reserve Account shall accrue interest at an annual rate equal to the Crediting Rate, credited on a monthly basis, and such interest shall be calculated based on the average monthly balance of the Participating Director's Cash Reserve Account during each Plan Year. The Administrative Committee shall keep such records as are necessary to determine the value of a Participating Director's Cash Reserve Account. The Administrative Committee shall adjust the Crediting Rate as of the first day of each Plan Year to reflect the then current earning asset rate of the Bank.

  8.  Payment of Reserve Account Value

      (a) Stock Reserve Accounts. The Company shall, with respect to each Stock Reserve Account for each Participating Director, cause to be delivered to such Participating Director (or any applicable alternate payee, as determined under the Plan or the applicable Election Agreement) on or promptly after the applicable Payment Date, the Payment Date value of such Stock Reserve Account in the form of shares of Stock, all pursuant to the express terms and conditions of the Plan and the applicable Election Agreement. If the Payment Date is the Participating Director's sixty-fifth birthday, he or she may elect not to receive payment on such date, and instead elect to receive payments under this Plan as of the next applicable Payment Date. Such election must be made at least 90 days before, and in the calendar year prior to, his or her sixty-fifth birthday.

      (b) Cash Reserve Accounts. Except as otherwise provided below, the Company shall, with respect to the Cash Reserve Account for each Participating Director, cause to be paid to such Participating Director (or any applicable alternate payee, as determined under the Plan or the applicable Election Agreement) on or promptly after the applicable Payment Date, the value of such Cash Reserve Account in 120 substantially equal monthly payments, which shall be determined by assuming that the rate of return on the Cash Reserve Account, while it is being paid to the Participating Director, is the Crediting Rate in effect on the Payment Date, all pursuant to the express terms and conditions of the Plan and the applicable Election Agreement. If the Payment Date is the Participating Director's sixty-fifth birthday, he or she may elect not to receive payment on such date, and instead elect to receive payments under this Plan as of the next applicable Payment Date. Such election must be made at least 90 days before, and in the calendar year prior to, his or her sixty-fifth birthday. In lieu of 120 substantially equal monthly payments, a Participating Director may elect to receive a lump sum payment of his or her Cash Reserve Account balance, as of his or her Payment Date, provided that such election is made at least
90 days before and in the calendar year prior to the Payment Date.

      (c) Disability. If a Payment Date occurs by reason of a determination by the Company that the Participating Director has become totally and permanently disabled, and if the disability is due to mental incapacity, any shares of Stock deliverable shall be issued in the name of, and any cash payable shall be paid to, the Participating Director's legally appointed personal representative. If no such representative has been appointed, then delivery shall be in the name of or paid to the Participating Director's spouse, or if the Participating Director is then unmarried, then any shares of Stock to be issued or cash to be paid shall be held until the persons, who would be entitled thereto if the Participating Director were then to die intestate, make proper claim to the Company for such shares of Stock or cash. Such payment shall be made to the Participating Director if the disability is not due to mental incapacity.

      (d) Death. If a Payment Date occurs because the Participating Director dies, the shares of Stock required to be delivered shall be promptly issued in the name of, and any cash to be paid shall be promptly paid to, the Participating Director's beneficiary (or beneficiaries) as designated in the applicable Election Agreement, or, if none are so designated, in the name of and to the legally appointed personal representative of the Participating Director's estate. If no legal proceedings for such appointment have been instituted within sixty days after receipt by the Company of notice of the Participating Director's death, such delivery shall be made as if no legal representative has been appointed in accordance with Paragraph 8.(c), 8.(d) above. If cash payments have already commenced to a Participating Director and the Participating Director dies, the remaining payments shall be made to the individuals or entities as otherwise determined in this Paragraph 8.(c), 8.(d), at the same time such payments would have been made to the Participating Director.

  9. Administration. Directors of the Company, the Bank, or any affiliate of the Company that adopts this Plan, who are not Eligible Directors shall be generally responsible for the administration of the Plan, but may delegate any portion of such responsibility that they determine to be appropriate. To the extent consistent with the terms of the Plan, such directors shall have the power to interpret any Plan provision, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations that they deem necessary or advisable to administer the Plan. Such directors shall constitute the Administrative Committee for the Plan.

  10. Status of Stock and Cash Reserve Accounts. The Company shall have full and unrestricted use of all property or amounts payable pursuant to the Plan, and title to and beneficial ownership of any assets which the Company may earmark to pay the amounts hereunder shall at all times remain in the Company and no Eligible Director shall have any property interest whatsoever in any specific assets of the Company. Neither the Stock Reserve Account nor the Cash Reserve Account is intended to be a trust account or escrow account for the benefit of a Participating Director or any other person, or an asset segregation for the benefit of a Participating Director or any other person. The sole right of a Participating Director, or a Participating Director's heirs or personal representatives, is a right as an unsecured general creditor of the Company to claim any shares of Stock or dollar amounts consistent with the Participating Director's Election Agreement and the Plan. Notwithstanding the above provisions, the Company may establish a grantor trust to provide additional security to Participating Directors that amounts under this Plan will be properly paid, provided that the status of Participating Directors with respect to assets of the grantor trust remains that of general unsecured creditors. The Company shall provide each Participating Director with an annual report of his or her Stock or Cash Reserve Account balances within 30 days following the end of each Plan Year.

  11. Amendment or Termination. The Compensation Committee may, at any time and from time to time, terminate the Plan or make such amendments as it deems advisable; provided, however, that no such termination or amendment shall adversely affect or impair the contract rights of a Participating Director with respect to an effective Election Agreement, unless such Participating Director shall consent in writing to such termination or amendment. An amendment may not, without the approval of the Company's shareholders, materially increase the benefits accruing to Eligible Directors under the Plan, increase the number of shares of Stock distributed under the Plan, or materially modify the requirements as to eligibility under the Plan. The Compensation Committee's right to amend the Plan without shareholder approval shall include the right to amend prospectively the initial Crediting Rate and to change the form of payments that may be made from the Plan.

  12. Stock Subject to Plan. The maximum number of shares of Stock that shall be reserved for issuance under the Plan is 52,500 shares, which includes the originally authorized 40,000 shares plus capitalization adjustments for a 25% stock dividend and a 5% stock dividend, subject to further adjustment upon changes in the capitalization of the Company as provided in Paragraph 6 of the Plan.

  13. Compliance with Securities Laws. Transactions under this Plan are intended to avoid giving rise to potential short-swing profit liability under Section 16 of the Securities Exchange Act of 1934, as amended. To the extent that operation of the Plan or action by the Compensation Committee or the Administrative Committee gives rise to such potential liability, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Compensation Committee.

  14. Non-Plan Deferral Arrangements. The Company does not intend that this Combined Plan affect any presently existing retainer deferral arrangement (other than the Stock Plan and the Cash Plan) or preclude the Company from implementing additional deferral arrangements.

  15. Costs of Enforcement. The Company shall pay all expenses of a Participating Director, including but not limited to attorney fees, incurred in enforcing payments by the Company pursuant to this Plan.

  16. Future Director Terms. Nothing in this Plan or in any Election Agreement shall obligate a Participating Director to continue to serve as a director, or to accept any nomination for a future term as a director of the Company, or require the Company to nominate or cause the nomination of the Participating Director for a future term as a director of the Company. For purposes of this provision, the term "Company" shall include the Bank and any affiliate of the Company that adopts this Plan.

  17. No Alienation. No shares of Stock or cash amounts deliverable under the Plan or under an Election Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or change, other than by will or the laws of descent and distribution.

  18. Withholding. The Company is entitled to withhold and deduct from any amounts due from the Company to a Participating Director, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related taxes arising directly or indirectly in connection with the Plan or any Election Agreement, and the Company may require the Participating Director to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participating Director's Stock or Cash Reserve Accounts or Election Agreements. For purposes of this provision, the term "Company" shall include the Bank, and any affiliate of the Company that has adopted this Plan.

  19. Binding Effect. This Agreement shall bind the Director, the Company, the Bank, and any affiliate of the Company that has adopted the Plan, and their beneficiaries, survivors, executors, administrators and transferees.

  20. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Michigan, except to the extent preempted by the laws of the United States of America.


                                       CERTIFICATION


  The foregoing Combined Plan was duly adopted by the Board of Directors on the 20th day of February, 1997.



                                          EMPIRE BANC CORPORATION


                                          By: /s/ William T. Fitzgerald
                                              -------------------------
                                          Its:  Secretary

                                          EXHIBIT A

                                   EMPIRE BANC CORPORATION
                            DIRECTORS' DEFERRED COMPENSATION PLAN
                                     ELECTION AGREEMENT
                            _____________________________________


                                        Deferral Election

    For the Plan Year beginning May 1, ______ and ending April 30, ______:


 __ I elect to defer the Retainer Fee payable to me by the Company in exchange for payment in shares of Stock of the Company upon the applicable Payment Date in accordance with the Plan.


 __ I elect to defer the Meeting Fees payable to me by the Company in exchange for payment in shares of Stock of the Company upon the applicable Payment Date in accordance with the Plan.


 __ I elect to defer the Meeting Fees payable to me by the Company in exchange for cash payment from the Company upon the applicable Payment Date in accordance with the Plan.


                                        Form of Benefit

    Except as described below, your benefit payment will be paid upon your first Payment Date under the Plan. "Payment Date" means the earliest of your Retirement as a director, your 65th birthday, your death or your total and permanent disability. If your first Payment Date is the attainment of your 65th birthday, you may elect to commence receiving your benefit payment on the next Payment Date, provided that you make such election in writing and delivered to the Company's Secretary at least 90 days prior to and in the calendar year preceding your first Payment Date.

    This Election Agreement must be delivered to the Company at 1227 East Front Street, Traverse City, Michigan 49684, Attention: William T. Fitzgerald, Jr. at least one month prior to the first day of the applicable Plan Year, unless otherwise specified by the Compensation Committee.


                                         _________________________________

                                         Dated:  _________________________

Accepted by the Company this ____ day of ___________.

By: ______________________________

Its:______________________________

Approved by the Compensation Committee on ______________.

                                           EXHIBIT B

                                   EMPIRE BANC CORPORATION
                           DIRECTORS' DEFERRED COMPENSATION PLAN
                                  CONVERSION AGREEMENT
                           ______________________________________

                                     Conversion Election

    For all Plan Years beginning prior to May 1, 1997:


 __ I elect to receive payment of deferred Meeting Fees in shares of Stock of the Company upon the applicable Payment Date in accordance with the Plan, in lieu of cash payment from the Company.

                                     Form of Benefit

    Except as described below, your benefit payment will be paid upon your first Payment Date under the Plan. "Payment Date" means the earliest of your Retirement as a director, your 65th birthday, your death or your total and permanent disability. If your first Payment Date is the attainment of your 65th birthday, you may elect to commence receiving your benefit payment on the next Payment Date, provided that you make such election in writing and delivered to the Company's Secretary at least 90 days prior to and in the calendar year preceding your first Payment Date.

    This Election Agreement must be delivered to the Company at 1227 East Front Street, Traverse City, Michigan 49684, Attention: William T. Fitzgerald, Jr. prior to April 15, 1997, unless otherwise specified by the Compensation Committee.



                                         _________________________________

                                         Dated:  _________________________


Accepted by the Company this ____ day of ___________.


By: ______________________________

Its:______________________________

Approved by the Compensation Committee on ______________.